2AQ Putnam Research Fund attachment
1/31/05 Semi-annual

Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)


A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected with all funds of the Trust voting together as a single class, as follows:

      				Votes 		Votes
      				For 		Withheld
Jameson A. Baxter 		351,082,065 	15,622,118
Charles B. Curtis 		351,042,753 	15,661,430
Myra R. Drucker 		351,151,144 	15,553,039
Charles E. Haldeman, Jr. 	350,979,606 	15,724,577
John A. Hill 			351,040,950 	15,663,233
Ronald J. Jackson 		351,254,461 	15,449,722
Paul L. Joskow 			351,030,830 	15,673,353
Elizabeth T. Kennan 		350,906,062 	15,798,121
John H. Mullin, III 		350,923,813 	15,780,370
Robert E. Patterson 		351,083,286 	15,620,897
George Putnam, III 		350,862,830 	15,841,353
A.J.C. Smith* 			350,695,153 	16,009,030
W. Thomas Stephens 		351,105,688 	15,598,495
Richard B. Worley 		351,249,835 	15,454,348


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

		Votes 		Votes
      		For 		Against 	Abstentions
      		41,116,347 	3,661,315 	15,955,565


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

      		Votes 		Votes
      		For 		Against 	Abstentions
      		41,728,095 	3,030,731 	15,974,401


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

      		Votes 		Votes
      		For 		Against 	Abstentions
      		43,032,537 	1,831,664 	15,869,026


A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted securities loans are not prohibited was approved as follows:

      		Votes 		Votes
      		For 		Against 	Abstentions
      		42,207,135 	2,359,792 	16,166,300


January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated with all funds of the Trust voting together as a single class, as follows:

      		Votes 		Votes
      		For 		Against 	Abstentions
      		257,778,273 	18,341,560 	97,931,583


* Mr. Smith resigned from the Board of Trustees on January 14,
2005.
All tabulations are rounded to nearest whole number.